EXHIBIT 10.4

PGIM, Inc. and the Noteholders signatory hereto
c/o Prudential Capital Group
2029 Century Park East, Suite 715
Los Angeles, CA 90067

As of June 29, 2017

MATSON, INC.
1411 Sand Island Parkway
Honolulu, Hawaii 96819

Re:                             Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Note Purchase and Private Shelf Agreement, dated as of September 14, 2016 (as amended or otherwise modified from time to time, the “Agreement”), by and among Matson, Inc., a Hawaii corporation (the “Company”), on the one hand, and the Purchasers named therein, on the other hand.  Capitalized terms used and not otherwise defined in this letter agreement shall have the meanings provided in the Agreement (after giving effect to the amendments provided in this letter agreement).

1.                                      Pursuant to the provisions of paragraph 11C of the Agreement, and subject to the terms and conditions of this letter agreement, the undersigned holders of Notes (the “Noteholders”) and the Company agree that the Agreement is hereby amended, as follows:

1.1                               A new paragraph 5J is inserted, as follows:

“5J.                         Rating Confirmation.  The Company covenants that it will obtain, by not later than the earlier of June 30, 2018 and the beginning of the Special Relief Period, and thereafter use its reasonable best efforts to cause to be maintained at all times until December 31, 2021, but only if the Consolidated Leverage Ratio is 2.50:1.00 or less as of such date, and otherwise until December 31, 2022, at its sole cost and expense, a Credit Rating from at least one Rating Agency.  On or before November 30 of each year when a Credit Rating is required to be maintained the Company further covenants and agrees it will provide a notice to each of the holders of the Notes sent in the manner provided in paragraph 11I with respect to any then current Credit Ratings.”

1.2                               Paragraph 6A(2) is amended and restated, as follows:

“6A(2).        Consolidated Leverage Ratio.  The ratio (the “Consolidated Leverage Ratio”) of (a) all Debt of the Company and Subsidiaries on a consolidated basis at any time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then or most recently ended to exceed 3.25 to 1.00; provided, however, that:

(i)  at any time after the expiration of the Special Relief Period (as defined below), but only if the Consolidated Leverage Ratio at such time has been equal to or less than 3.25 to 1.00 at all times during at least four consecutive full fiscal quarters, in connection with any Acquisition that is not a Hostile Acquisition and that is in an Eligible Business Line for which the aggregate purchase consideration equals or exceeds $75,000,000, the maximum permitted Consolidated Leverage Ratio, at the election of the Company, with prior written notice from the Company to the holders of the Notes, shall increase to 3.90 to 1.00, on one occasion during the term of this Agreement, for the period beginning on the date of the consummation of such Acquisition and continuing until the fourth consecutive fiscal quarter end which occurs on or after the date of the consummation of such Acquisition, provided that the coupon (including the applicable default rate) for the Notes shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.45% per annum during such period (and shall automatically, without further consent or other action of any Person, be deemed to return to the original coupon (including the applicable default rate) after the end of such period);

(ii)  at any time after the expiration of the Special Relief Period (as defined below), but only if the Consolidated Leverage Ratio at such time has been equal to or less than 3.25 to 1.00 at all times during at least four consecutive full fiscal quarters, in connection with any purchase or construction of a new container ship for which the aggregate purchase consideration or construction cost equals or exceeds $125,000,000, the maximum permitted Consolidated Leverage Ratio, at the election of the Company, with prior written notice from the Company to the holders of the Notes delivered by the Company prior to the Specified Date (as defined below) and specifying therein such Specified Date, shall increase to 3.50 to 1.00, on one occasion during the term of this Agreement, for the period beginning on a date determined by the Company between the commencement of payment for such container ship and delivery of such container ship (the “Specified Date”) and continuing until the fourth consecutive fiscal quarter end which occurs on or after the Specified Date, provided that the coupon (including the applicable default rate) for the Notes shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.20% per annum during such period (and shall automatically, without further consent or other action of any Person, be deemed to return to the original coupon (including the applicable default rate) after the end of such period);

(iii)  at any time and from time to time (but subject to the next succeeding clauses (iv), (v), (vi), (vii), (viii) and (ix)) during the Special Relief Period (as defined below) in connection with any purchase or construction of one or more new container ships for which the aggregate purchase consideration or construction cost per ship equals or exceeds $125,000,000 (each, a “Qualifying Ship”), the maximum permitted Consolidated Leverage Ratio, at the election of the Company effective as of the last day of a fiscal quarter occurring during the Special Relief Period (through the Company’s delivery, no later than 20 days after the last day of the applicable fiscal quarter, of a written notice to the holders of the Notes, stating that the Company is electing an “Applicable Relief Period” and specifying the beginning and ending dates thereof (each, an “Applicable Relief Period Notice”), shall increase to the Applicable Maximum Level for the period beginning on the last day of the applicable fiscal quarter and continuing until the day immediately preceding the last day of the next succeeding fiscal quarter (the “Applicable Relief Period”);

(iv)  the Company may deliver no more than seven (7) Applicable Relief Period Notices during the Special Relief Period (and if the Company delivers more than one (1) Applicable Relief Period Notice, then all Applicable Relief Period Notices must cover consecutive Applicable Relief Periods), and each Applicable Relief Period Notice will specify the Applicable Maximum Level for purpose of the Applicable Relief Period selected in such Applicable Relief Period Notice;

(v)  (a) the “Special Relief Period” shall mean a period of two consecutive years, occurring during the three-year period from December 31, 2017 through December 30, 2020 (or a lesser period of time if the Special Relief Period begins after December 31, 2018), and triggered to begin at the election of the Company effective as of the last day of a fiscal quarter during such three-year period (through the Company’s delivery, on a one-time basis and no later than 20 days after the last day of the applicable fiscal quarter, of a written notice to the holders of the Notes, stating that the Company is electing the “Special Relief Period” and specifying the beginning and ending dates thereof) (a “Special Relief Period Notice”); (b) the “Applicable Maximum Level” shall mean (x) 3.50 to 1.00, or (y) 3.75 to 1.00, provided that (1) the Company may elect the

Applicable Maximum Level of 3.75 to 1.00 only for up to three consecutive Applicable Relief Periods, and (2) the Company may elect an Applicable Maximum Level of 3.50 to 1.00 for any or all of the Applicable Relief Periods; and (c) the “Applicable Coupon Adjustment”) means 0.25% per annum during any Applicable Relief Period when the Applicable Maximum Level is 3.50 to 1.00, or 0.50% per annum during any Applicable Relief Period when the Applicable Maximum Level is 3.75 to 1.00;

(vi)  the coupon (including the applicable default rate) for the Notes, without further consent or other action of any Person,

(x) shall automatically be deemed to be increased by 0.10% per annum beginning the earlier of (i) December 31, 2018 and (ii) the commencement of the Special Relief Period (and shall automatically, without further consent or other action of any Person, be deemed to return to the original coupon (including the applicable default rate) immediately after the earlier of (i) December 31, 2020 and (ii) the end of the Special Relief Period), and

(y) in addition to the adjustment provided in the immediately preceding clause (x), shall automatically be deemed to be increased by the Applicable Coupon Adjustment which applies based on the Applicable Maximum Level which is available and has been selected by the Company for any Applicable Relief Period, with such Applicable Coupon Adjustment to be effective during such Applicable Relief Period (and such coupon shall automatically, without further consent or other action of any Person, be deemed to return to the coupon (including the applicable default rate) in effect as provided in the immediately preceding clause (x) immediately after the end of such Applicable Relief Period); provided that the coupon (including the applicable default rate) for the Notes, without further consent or other action of any Person, in addition to the adjustment provided in the immediately preceding clause (x), shall automatically be deemed to be increased by 1.05% per annum (with such 1.05% per annum increase in the coupon being in lieu of, rather than in addition to, the adjustments to the coupon provided for in the portion of this clause (y) which precedes this proviso) at all times (I) during the Special Relief Period when:  (1) a below-investment grade Credit Rating is maintained; (2) a Credit Rating, after initially having been obtained in accordance with paragraph 5J, has not been maintained (through no fault of the Company) for a period of 120 consecutive days; or (3) a Credit Rating, after initially having been obtained in accordance with paragraph 5J, has not been maintained (for any reason other than through no fault of the Company), and for the period thereafter until the end of the first two full fiscal quarters immediately following the time when an investment grade Credit Rating has been attained (or re-attained) and remains in effect at such time, or (II) immediately following the end of the Special Relief Period and until the end of the first two full fiscal quarters immediately following the end of the Special Relief Period, but only if the 1.05% per annum coupon adjustment provided for in this proviso was in effect on the last day of the Special Relief Period as provided in the immediately preceding clause (I); and

(vii)  notwithstanding anything to the contrary in clauses (iii) through (vi) of this paragraph 6A(2), (I) in no event shall an Applicable Relief Period extend beyond the end of the Special Relief Period, (II) if a Credit Rating, after initially having been obtained in accordance with paragraph 5J, has not been maintained, then the Company shall notify the holders of the Notes thereof in writing as soon as practicable but in no event later than five (5) Business Days after such occurrence, including a description in reasonable detail (including, without limitation, the initial date when the Credit Rating was no longer maintained) of the circumstances related to and resulting in such occurrence, and (III) if any interest payments were made on the Notes after the commencement of the Special Relief Period and up to and including the date of the Company’s election to begin the Special Relief Period, and/or if any interest payments were paid on the Notes after the commencement of any Applicable Relief Period and up to and including the date of the Company’s election to begin such Applicable Relief Period, then in each such case the Company will promptly, and in any event within five days, after such election pay to the holders of the Notes such additional amounts as would compensate for the applicable additional coupon on the Notes for the period from the commencement of the Special Relief Period and/or such Applicable Relief Period until the applicable interest payment was made (any such payment, an “Interest Catch Up Payment”);

(viii)  the Company may elect, but shall not be required, to commence an Applicable Relief Period on the same day as the Special Relief Period (in each case, by delivery of the notices contemplated by clauses (iii) and (v) within 20 days after the last day of the applicable fiscal quarter); and

(ix)  notwithstanding anything to the contrary in clauses (iii) through (viii) of this paragraph 6A(2) or in paragraph 7A hereof:  (I) in no event shall the failure of the Company to comply with a required Consolidated Leverage Ratio on the last day of a fiscal quarter and until the Company delivers an Applicable Relief Period Notice with respect to the applicable fiscal quarter within 20 days after the end of such fiscal quarter as set forth herein constitute a Default or Event of Default hereunder at any time (including prior to the delivery of an Applicable Relief Period Notice with respect to the applicable fiscal quarter within 20 days thereafter as set forth herein) if such Applicable Relief Period Notice is timely delivered by the Company and the maximum permitted Consolidated Leverage Ratio elected by the Company in accordance with this paragraph 6A(2) in such Applicable Relief Period Notice is equal to or higher than the actual Consolidated Leverage Ratio as of the applicable fiscal quarter end and for each day thereafter through and including the date of delivery of such Applicable Relief Period Notice; (II) in no event shall the failure of the Company to timely make interest payments on the Notes, to the extent solely due to any retroactive adjustment to the coupon for the Notes due to the provisions of this paragraph 6A(2), constitute a Default or Event of Default hereunder at any time (including prior to the delivery of an Applicable Relief Period Notice and/or a Special Relief Period Notice with respect to the applicable fiscal quarter within 20 days thereafter as set forth herein) if the Company timely makes the applicable Interest Catch Up Payment(s) under the provisions of clause (vii) above; (III) the calculation of any Interest Catch Up Payment shall not include interest on interest; and (IV) no interest at the applicable default rate shall be due and payable with respect to any matter that would have constituted a Default or Event of Default hereunder but for the provisions of this paragraph 6A(2)(ix).  As an abundance of caution, nothing in this paragraph 6A(2) shall impair or otherwise affect the right of the holders of the Notes to charge interest at the applicable default rate in accordance with the other terms of this Agreement and the Notes.”

1.3                               Paragraph 6C(4) is amended and restated, as follows:

“6C(4).        Sale of Capital Assets.  Sell, lease or transfer or otherwise dispose of any Capital Asset to any Person, except that (i) any Credit Party may sell or otherwise dispose of any Capital Asset to any other Credit Party, (ii) any Subsidiary that is not a Credit Party may sell or otherwise dispose of any Capital Asset to the Company or any other Subsidiary and (iii) during any rolling twelve-month period, the Company or any Subsidiary may sell or otherwise dispose of Capital Assets which constituted up to 10% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, 2016, so long as (A) such Capital Assets sold contributed less than 25% of the Consolidated Net Income of the Company in each of the three fiscal years immediately preceding any such sale and (B) such Capital Assets, when considered together with all other Capital Assets sold or otherwise disposed of subsequent to December 31, 2016, do not constitute in excess of 30% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, 2016, provided that this covenant shall not apply to any Lien permitted hereunder;”

1.4                               Clause (ii) of paragraph 7A is amended to delete the reference to “$30,000,000” and to replace such reference with “$40,000,000.”

1.5                               Clause (iv) of paragraph 7A is amended to delete the reference to “paragraph 5H or paragraph 6” and to replace such reference with “paragraph 5H, paragraph 5J or paragraph 6.”

1.6                               Clause (xii) of paragraph 7A is amended to delete the reference to “$25,000,000” and to replace such reference with “$40,000,000.”

1.7                               A new paragraph 7E is added, as follows:

“7E.                       Savings Clause.  The provisions of paragraphs 7A(i) and (iv) are subject in all respects to the provisions of paragraph 6A(2)(ix) as to the matters set forth therein.”

1.8                               The definitions of “Consolidated EBITDA,” “Material Adverse Effect” and “Security Agreement” set forth in paragraph 10B are amended and restated, as follows:

““Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation expense for such period, (iv) amortization expense for such period, (v) deferred dry-docking amortization expense for such period (to the extent not included in the preceding clause (iv)), and (vi) non-cash stock-based compensation.  For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have consummated (i) an Acquisition of a Person that constitutes a Material Subsidiary (including any such Acquisition structured as an asset purchase, merger or consolidation) or an Acquisition of a Material Line of Business, then Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; provided, that if the aggregate purchase price for any Acquisition is greater than or equal to $25,000,000, Consolidated EBITDA shall only be calculated on a pro forma basis with respect to such Acquisition to the extent such pro forma calculations are based on (x) audited financial statements of such acquired Person or Material Line of Business, (y) unaudited quarterly financial statements of such acquired Person or Material Line of Business, so long as such financial statements have been prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recent audited financial statements of such Person or Material Line of Business or (z) other financial statements reasonably satisfactory to the Required Holders and (ii) a disposition of all or substantially all of the assets of a Material Subsidiary or of at least 50% of the equity interests of a Material Subsidiary or of a Material Line of Business, then Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

“Material Adverse Effect” means:  (a) a material adverse change in, or a material adverse effect upon, on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Transaction Document; or (c) a material adverse effect on the material rights and remedies of the holders of the Notes, which material adverse effect was not caused by any holder of a Note.

“Security Agreement” means, individually, each of (a) that certain Security Agreement (Vessel Type Aloha Class — Hull No. 29) dated as of the applicable date thereof between Matson Navigation and the Collateral Agent in substantially the form set forth as Exhibit E-1, (b) that certain Security Agreement (Vessel Type Aloha Class — Hull No. 30) dated as of the applicable date thereof between Matson Navigation and the Collateral Agent in substantially the form set forth as Exhibit E-2, (c) that certain Security Agreement (Vessel Type Kanaloa Class — Hull Nos. 601 and 602) dated as of the applicable date thereof between Matson Navigation and the Collateral Agent in substantially the form set forth as Exhibit E-3, and (d) any other Security Agreement with respect to an applicable Vessel (or contract to build a Vessel) between a Credit Party and the Collateral Agent in substantially the form set forth as Exhibits E-1, E-2 or E-3 with respect to such applicable Vessel (or contract to build a Vessel) and designated in writing from time to time by any Credit Party to the Collateral Agent as a “Security Agreement” hereunder.”

1.9                               New definitions of “Credit Rating,” “First Amendment,” “First Amendment Effective Date” and “Rating Agency” are inserted in their proper alphabetical order in paragraph 10B, as follows:

““Credit Rating” means the public credit rating of the Notes issued by a Rating Agency, which credit rating identifies the Notes by their applicable Private Placement Number issued by Standard & Poor’s CUSIP Bureau.

“First Amendment” means that certain Amendment to Note Purchase Agreement, dated as of June 29, 2017, by and between the Company and the holders of Notes signatory thereto.

“First Amendment Effective Date” means the date when all conditions to effectiveness of the amendments set forth in the First Amendment have been satisfied or waived in writing.

“Rating Agency” means, at any time, any nationally recognized statistical rating organization which qualifies at such time for the ratings exception of the Securities Valuation Office of the National Association of Insurance Commissioners, except as agreed in writing by the parties to the First Amendment on or before June 29, 2017.”

1.10                        A new Exhibit E-3 (Form of Security Agreement) is hereby added to the Agreement in the form of Exhibit E-3 hereto.

2.                                      Limitation of Modifications.  The modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification.  Except as expressly set forth in this letter agreement, each of the Agreement and the documents related to the Agreement shall continue in full force and effect.

3.                                      Representations and Warranties.  The Company hereby represents and warrants as follows:  (i) No Default or Event of Default has occurred and is continuing (both immediately before and immediately after giving effect to the effectiveness of this letter agreement); (ii) the Company’s entering into and performance of the Agreement, as modified by this letter agreement, has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) immediately after giving effect to this letter agreement, each of the representations and warranties of the Company set forth in the Agreement is true, correct and complete in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) as of such other date).

4.                                      Effectiveness.                    This letter agreement shall become effective on the date on which:

(i) the Noteholders shall have received a fully executed counterpart of this letter agreement from the Company;

(ii) the Noteholders shall have received a counterpart signature page to this letter agreement from each of the Guarantors reaffirming their respective obligations under the Multiparty Guaranty;

(iii) the Noteholders shall have received a fully executed copy of an amendment and restatement of the Bank Credit Agreement and fully executed copies of amendments to the Other Note Agreements, each in form and substance reasonably satisfactory to the Required Holders;

(iv) the Noteholders shall have received their ratable share of a modification fee in the aggregate amount equal to 6.25 basis points multiplied by the aggregate outstanding amount of the Notes; and

(v) the Company shall have paid Vedder Price P.C. its accrued and unpaid legal fees and expenses, to the extent such fees and expenses have been invoiced.

5.                                      Miscellaneous.

(a)                                 This document may be executed in multiple counterparts, which together shall constitute a single document.  Delivery of executed counterparts of this letter agreement by telefacsimile or other secure electronic format (pdf) shall be effective as an original.

(b)                                 This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign the counterpart of this letter agreement in the space indicated below and return it to the Noteholders whereupon, subject to the conditions expressed herein, it shall become a binding agreement among each party named as a signatory hereto.

Sincerely,

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

The foregoing Agreement is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a holder of Series B Notes, Series C-1 Notes, Series C-2 Notes, Series C-3 Notes and Series D Notes

By:	/s/ Cornelia Cheng
Vice President

PRUCO LIFE INSURANCE COMPANY, as a holder of Series B Notes, Series C-2 Notes, Series C-3 Notes and Series D Notes

By:	/s/ Cornelia Cheng
Assistant Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD., as a holder of Series C-1 Notes

By:	Prudential Investment Management
(Japan), Inc., as Investment Manager

By:	PGIM, Inc., as Sub-Adviser

By:	/s/ Cornelia Cheng
Vice President

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

GIBRALTAR LIFE INSURANCE CO., LTD., as a holder of Series C-1 Notes and Series C-3 Notes

By:	Prudential Investment Management
Japan Co., Ltd., as Investment Manager

By:	PGIM Inc., as Sub-Adviser

By:	/s/ Cornelia Cheng
Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION, as a holder of Series C-2 Notes

By:	PGIM, Inc., as investment manager

By:	/s/ Cornelia Cheng
Vice President

PRUDENTIAL ARIZONA REINSURANCE UNIVERSAL COMPANY, as a holder of Series C-2 Notes

By:	PGIM, Inc., as investment manager

By:	/s/ Cornelia Cheng
Vice President

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY, as a holder of Series D Notes

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Cornelia Cheng
Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY, as a holder of Series D Notes

By:	PGIM, Inc., as investment manager

By:	/s/ Cornelia Cheng
Vice President

PRUDENTIAL ARIZONA REINSURANCE TERM COMPANY, as a holder of Series D Notes

By:	PGIM, Inc., as investment manager

By:	/s/ Cornelia Cheng
Vice President

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

PENSIONSKASSE DES BUNDES PUBLICA, as a holder of Series D Notes

By:	PGIM LIMITED, as Investment Manager

By:	Pricoa Capital Group Limited, as Sub-Advisor

By:	/s/ Cornelia Cheng
Director

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

Accepted and agreed to
as of the date first
appearing above:

MATSON, INC., a Hawaii corporation

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chief Executive Officer

By:	/s/ Joel M. Wine
Name:	Joel M. Wine
Title:	Senior Vice President and Chief Financial Officer

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

Each of the Guarantors hereby (a) consents to the amendments and other modifications effected by this letter agreement and the other transactions contemplated hereby, (b) reaffirms its obligations under the Multiparty Guaranty (and any Joinder Agreement executed in connection therewith) and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations, and (c) reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the respective obligations of the Company and Holdings under the Agreement and the Notes.

MATSON NAVIGATION COMPANY, INC. a Hawaii corporation

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman of the Board and Chief Executive Officer

MATSON LOGISTICS, INC., a Hawaii corporation

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman of the Board

MATSON VENTURES, INC., a Hawaii corporation

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman of the Board and President

MATSON ALASKA, INC., a Delaware corporation

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman of the Board, President and Chief Executive Officer

HORIZON LINES HOLDING CORP., a Delaware corporation

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman of the Board, President and Chief Executive Officer

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

HORIZON LINES, LLC, a Delaware limited liability company

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman of the Board, President and Chief Executive Officer

MATSON NAVIGATION COMPANY OF ALASKA, LLC, a Delaware limited liability company

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman of the Board, President and Chief Executive Officer

HORIZON LINES ALASKA VESSELS, LLC, a Delaware limited liability company

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman of the Board, President and Chief Executive Officer

HORIZON LINES MERCHANT VESSELS, LLC, a Delaware limited liability company

By:	/s/ Matthew J. Cox
Name:	Matthew J. Cox
Title:	Chairman of the Board, President and Chief Executive Officer

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

Exhibit E-3

(Form of Security Agreement)

Amendment to Third Amended and Restated Note Purchase and Private Shelf Agreement

Exhibit E-3

(FORM OF KANALOA CLASS SECURITY AGREEMENT)

Vessel Type Kanaloa Class — Hull Nos. 601 and 602

SECURITY AGREEMENT dated                 ,     , between Matson Navigation Company, Inc. (the “Obligor”) and Bank of America, N.A., in its capacity as Collateral Agent (“Collateral Agent”) for the benefit of the Secured Parties (as defined below).

Reference is made to (i) the Amended and Restated Credit Agreement dated as of June 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Matson, Inc. (“Matson”), a Hawaii corporation, Bank of America, N.A., as administrative agent (the “Agent”), and the lenders party thereto (together with their respective successors, transferees and assigns, the “Lenders”), (ii) the Note Purchase Agreement dated as of November 5, 2013 by and among Matson and certain purchasers party thereto, as amended, supplemented and modified on or prior to the date hereof (the “NYL 2013 Note Purchase Agreement”), (iii) the Note Purchase Agreement dated as of July 30, 2015 by and among Matson and certain purchasers party thereto, as amended, supplemented and modified on or prior to the date hereof (the “NYL 2015 Note Purchase Agreement”), (iv) the Third Amended and Restated Note Purchase Agreement and Private Shelf Agreement dated as of September 16, 2016 by and among Matson and certain purchasers party thereto, as amended, supplemented and modified on or prior to the date hereof (the “Prudential 2016 Note Purchase Agreement”), (v) the Note Purchase Agreement dated as of December 21, 2016 by and among Matson and certain purchasers party thereto, as amended, supplemented and modified on or prior to the date hereof (the “MetLife 2016 Note Purchase Agreement, and, collectively with the NYL 2013 Note Purchase Agreement, the NYL 2015 Note Purchase Agreement, the Prudential 2016 Note Purchase Agreement, the “Note Purchase Agreements”), (vi) the guarantees of the obligations of Matson under the Credit Agreement and the Note Purchase Agreements by certain subsidiaries of Matson, including the Obligor, as amended, supplemented and modified on or prior to the date hereof (the “Guaranties,” and collectively with the Credit Agreement and the Note Purchase Agreements, the “Financing Agreements”), and (vii) the Intercreditor and Collateral Agency Agreement dated as of July 30, 2015 among the Lenders and the purchasers party to the Note Purchase Agreements (collectively, the “Secured Parties”) and the Collateral Agent named therein, as amended, supplemented and modified on or prior to the date hereof (the “Intercreditor Agreement”).

1.                                      GENERAL DEFINITIONS.

1.1                               As used herein, “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

1.2                               All capitalized terms contained in this Agreement, but not specifically defined in this Agreement, shall have the meanings provided by the UCC to the extent the same are used or defined therein.

2.                                      OBLIGATIONS SECURED.  The Collateral (as defined below) shall secure any and all obligations of the Obligor to or for the benefit of the Secured Parties under the Guaranties, whether now existing or hereafter arising, joint or several, absolute or contingent, liquidated or unliquidated, and however arising (all such indebtedness, obligations and liabilities of the Obligor under the Guaranties being collectively referred to herein as the “Guaranty Obligations”; and the Financing Agreements, together with any agreement, instrument, guaranty or other document now or hereafter evidencing or securing any of the Guaranty Obligations, being collectively referred to herein as the “Financing Documents”).

3.                                      GRANT OF SECURITY INTEREST.  To secure the punctual payment and performance of the Guaranty Obligations when due (whether at the stated maturity, by acceleration, demand or otherwise), the Obligor effective as of the date hereof (the “Granting Date”) hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in and to, and a lien upon (the “Security Interest”), all right, title and interest of the Obligor in and to the following property, whether now owned and existing or hereafter acquired or arising, and wherever located (collectively, the “Collateral”):

(a)                                 that certain Contract for Construction of Two Vessels for Matson Navigation Company, Inc. by and between National Steel and Shipbuilding Company and Matson Navigation Company, Inc. dated as of August 25, 2016 (the “Shipbuilding Contract”);

(b)                                 any personal property assets constituting work in process under the Shipbuilding Contract, and any rights with respect thereto (including without limitation the security interest of Obligor in certain assets as set forth in Section 27(b) of the Shipbuilding Contract); and

(c)                                  all Proceeds of any of such property in whatever form, whether derived from voluntary or involuntary disposition, all products of any of such property, all renewals, replacements, substitutions, and additions to or from any such property.

The Security Interest created herein shall be subject to any applicable restriction to the creation of a Security Interest to the extent that such restriction is not made ineffective by UCC Sections 9-406, 9-407, 9-408, or 9-409.

4.                                      REPRESENTATIONS AND WARRANTIES.  The Obligor represents and warrants that:

4.1                               Authority.  The Obligor has full power and authority to grant security interests in the Collateral, to execute and deliver this Agreement, and to perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person except as may have been specifically disclosed to the Secured Parties in writing.

4.2                               Information Regarding Names.  The Obligor has disclosed to the Secured Parties in Schedule I hereto complete and correct information regarding the Obligor’s exact legal name, type of organization and jurisdiction of incorporation.

5.                                      COVENANTS AND AGREEMENTS OF THE OBLIGOR.  The Obligor covenants and agrees as follows:

5.1                               Information Regarding Names.  At least 10 days (or such shorter period of time approved in writing by the Collateral Agent) before changing its name or adopting a new name, the Obligor shall give written notice to the Collateral Agent of any new name of the Obligor.

5.2                               Further Assurances and Authority of Collateral Agent.  The Obligor shall from time to time on and after the Granting Date execute, deliver, file and record all such further agreements, instruments, financing statements, notices and other documents (including any information necessary to update Schedule I hereto) as may be reasonably requested by the Collateral Agent to perfect or preserve the Security Interest, to enable the Collateral Agent to notify any third parties of the existence of the Collateral Agent’s Security Interest, or otherwise to carry out the intent of this Agreement.  On and after the Granting Date, the Obligor authorizes the Collateral Agent to file financing statements where desirable in the Collateral Agent’s judgment to perfect the Security Interest under the UCC without the signature of the Obligor.

6.                                      RELEASE OF COLLATERAL; TERMINATION OF AGREEMENT.

(a)                                 Provided that no Event of Default under any of the Financing Agreements has then occurred and is continuing, upon delivery of either Vessel (as defined in the Shipbuilding Contract) to the Obligor, the Security Interest in the Collateral related to such Vessel (but, for the avoidance of doubt, not the Collateral related to the other Vessel) shall be automatically terminated and released.

(b)                                 Provided that no Event of Default under any of the Financing Agreements has then occurred and is continuing, upon the delivery of a written Notice of Termination of Security Interest from the Obligor to the Collateral Agent in substantially the form set forth as Exhibit A hereto (which the Obligor may deliver to the Collateral Agent at any time in its sole discretion with or without the occurrence or happening of any event and without any further action on the part of any party hereto), but, as an abundance of caution, subject to the proviso at the beginning of this sentence, the Security Interest in the Collateral shall be automatically terminated and released, and this Security Agreement shall automatically terminate and no longer be of any force or effect without any further action of any party

(c)                                  The Collateral Agent agrees, at the sole expense of the Obligor, to promptly file UCC amendments and execute and deliver any other documents or instruments reasonably requested by Obligor to evidence the termination of the Security Interest so released with respect to (i) the applicable Collateral (as set forth in Section 6(a) above) and (ii) all of the Collateral (as set forth in Section 6(b) above).

7.                                      RIGHTS AND REMEDIES OF THE SECURED PARTIES UPON EVENT OF DEFAULT.

7.1                               Effect of Event of Default Remedies.  If any Event of Default described in the Financing Documents shall occur and be continuing, the Collateral Agent shall have all of the rights, powers and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code of the state in which such rights, powers and remedies are asserted.

7.2                               Application of Proceeds.  Subject to the rights of any prior secured party, any proceeds received by the Secured Parties in respect of any sale of collection from, or other realization upon all or any part of the Collateral following the occurrence of an Event of Default shall be applied as set forth in the Intercreditor Agreement.

7.3                               Notice.  Any notice required to be given by the Collateral Agent of a sale, lease, or other disposition of Collateral, or any other intended action by the Collateral Agent, which is sent pursuant to Section 11 hereof at least ten (10) days prior to such proposed action, or such longer period as shall be specified by applicable law, shall constitute commercially reasonable and fair notice thereof to the Obligor.

8.                                      REMEDIES NOT EXCLUSIVE; FORECLOSURES.  No right or remedy hereunder is exclusive of any other right or remedy.  Each and every right and remedy shall be cumulative and shall be in addition to and without prejudice to every other remedy given hereunder, under any other agreement between the Obligor and the Collateral Agent or now or hereafter existing at law or in equity, and may be exercised from time to time as often as deemed expedient, separately or concurrently.  The giving, taking or enforcement of or execution against any other or additional security, collateral, or guaranty for the payment of the Guaranty Obligations shall not operate to prejudice, waive or affect any rights, powers or remedies hereunder, nor shall the Collateral Agent be required to first look to, enforce, exhaust or execute against such other or additional security, or guarantees prior to so acting against the Collateral.  The Collateral Agent may foreclose on or execute against the items of Collateral in such order as the Collateral Agent may, in its sole and unfettered discretion, determine.

9.                                      WAIVERS.  The failure or delay of the Collateral Agent to insist in any instances upon the performance of any of the terms, covenants or conditions of this Agreement or other Financing Documents, or to exercise any right, remedy or privilege herein or therein conferred, shall not impair or be construed as thereafter waiving any such covenants, remedies, conditions or provisions, but every such term, condition and covenant shall continue and remain in full force and effect; nor shall any waiver of an Event of Default suspend, waive or affect any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type.

10.                               SEVERABILITY.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

11.                               NOTICE.  All notices, demands and communications hereunder shall be in writing and shall be by messenger or overnight air courier, facsimile transmission, e-mail or United States mail and shall be deemed to have been given when delivered (or, if such day is not a business day, the next occurring business day) by messenger or overnight air courier, upon completion of facsimile transmission or e-mail (with, in each case, electronic confirmation of receipt) or two business days after deposit in the United States mail, registered or certified, with postage prepaid, addressed to the parties at the addresses set forth on the signature page hereof, or at such other address as any party shall have furnished to the other parties in writing in accordance with the requirements of this Section 11.

12.                               GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

13.                               WAIVERS BY THE OBLIGOR.  Except as otherwise expressly provided in this Agreement or the other Financing Documents, the Obligor waives:  (i) presentment, demand, and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension, or renewal of any or all Financing Documents under or pursuant to which the Obligor may in any way be liable and hereby ratifies and confirms whatever the Collateral Agent or Secured Parties may do in this regard; (ii) notice prior to taking possession or control of Collateral or any bond or security that might be required by any court prior to allowing the Collateral Agent to exercise any remedies; (iii) the benefit of all valuation, appraisement, and exemption laws; (iv) any right to require the Collateral Agent to proceed against any other person or collateral held from any other person; (v) any right to require the Collateral Agent to pursue any other remedy in the Collateral Agent’s power whatsoever; or (vi) any defense arising out of any election by Collateral Agent to exercise or not exercise any right or remedy it may have against the Obligor, any other person or any security held by it, even though such election operates to impair or extinguish any right of reimbursement to subrogation or other right or remedy of the Obligor against any other person or any such security.

14.                               ADDITIONAL SECURED PARTIES.  If any Loan Party enters into any other Note Purchase Agreement (as defined in the Credit Agreement), then, upon written notice by the Obligor to the

Collateral Agent and the Secured Parties, the holders of the indebtedness under such Note Purchase Agreements shall become additional Secured Parties (each, an “Additional Secured Party”) hereunder.  Effective upon such notice, each Additional Secured Party shall have the same rights and obligations as the other Secured Parties hereunder and the term “Secured Parties” as used herein shall be deemed to include each such Additional Secured Party.  Notwithstanding Section 15.2, no consent of the Collateral Agent or any Secured Party shall be necessary to add such holders as additional Secured Parties.

15.                               MISCELLANEOUS.  The Obligor agrees that the following shall govern the interpretation and enforcement of this Agreement:

15.1                        Binding on Successors.  This Agreement shall be binding upon the Obligor, the administrators, successors and assigns of the Obligor, and shall inure to the benefit of and be enforceable by the Collateral Agent, its successors, transferees and assigns.

15.2                        No Oral Modifications.  None of the terms or provisions of this Agreement may be waived, altered, modified, limited or amended except pursuant to the agreement thereto of the parties hereto in writing.

15.3                        Section Titles.  The section titles contained in this Agreement are merely for convenience and shall be without substantive meaning or content.

15.4                        Construction.  The word “including” shall have the inclusive meaning represented by the phrase “including without limitation.”  Unless the context of this Agreement clearly otherwise requires, the word “or” shall have the meaning represented by the phrase “and/or,” references to the plural include the singular and references to the singular include the plural.

16.                               WAIVER OF JURY TRIAL.  The Obligor and the Collateral Agent each irrevocably and unconditionally waive trial by jury in any action or proceeding relating to this Agreement or any other Financing Document and for any counterclaim therein.

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first set forth above.

OBLIGOR:

MATSON NAVIGATION COMPANY, INC.,
a Hawaii corporation

By:
Name:
Title:

Address:
[Insert]

COLLATERAL AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

Address:
[Insert]

Schedule I

Legal Name, Type of Organization and Jurisdiction of Organization

Matson Navigation Company, Inc., a Hawaii corporation

Exhibit A

Notice of Termination of Security Interest

[                ], 20[   ]

[Address of Collateral Agent]

Re:                             Security Agreement dated [                ], 20[  ] (Vessel Type Kanaloa Class — Hull Nos. 601 and 602) (the “Security Agreement”) between Matson Navigation Company, Inc. (the “Company”) and Bank of America, N.A as Collateral Agent

Ladies and Gentlemen:

The Company hereby notifies you that, effective as of the date hereof, the Security Interest (as defined in the Security Agreement) is terminated.

Very truly yours,

MATSON NAVIGATION COMPANY, INC.
a Hawaii corporation

By:
Name:
Title: